Exhibit 99.1

10172 Linn Station Road Louisville, Kentucky 40223 (502) 426-4800
Contact: Brian Lavin, President and CEO	Date: December 9, 2005

NTS Realty Holdings Limited Partnership Announces the Termination of an Agreement to Sell an Office Building in Jefferson County, Kentucky

Louisville, KY (December 9, 2005) (AMEX: NLP) – NTS Realty Holdings Limited Partnership (the “Company”) announced today that it was notified by the prospective purchaser of one of its office buildings in Jefferson County, Kentucky that such purchaser will not be able to fulfill its obligations under the purchase agreement it entered into with the Company in September 2005 and, thus, was terminating the agreement. The prospective purchaser, an unaffiliated local non-profit corporation, indicated that it was unable to resolve outstanding issues with its lender to allow it to purchase the office building, which was formerly leased by Sears. The purchase price of the office building was to be $5.6 million. Pursuant to the terms of the purchase agreement, the prospective purchaser has forfeited its rights to a $50,000 earnest money deposit. A spokesperson for the Company indicated that the Company will endeavor to locate another purchaser or tenant for this office building.

About NTS Realty Holdings Limited Partnership
The Company currently owns thirty-three properties, comprised of ten multifamily properties, nineteen office buildings and business centers, three retail properties and one ground lease. The properties are located in and around Louisville and Lexington, Kentucky, Orlando and Fort Lauderdale, Florida, Indianapolis, Indiana and Atlanta, Georgia. The Company’s limited partnership units are listed on the American Stock Exchange under the trading symbol “NLP.”

Safe Harbor Under the Private Securities Litigation Reform Act of 1995
This press release contains forward looking statements that can be identified by the use of words like “believe,” “expect,” “may,” “could,” “intend,” “project,” “estimate,” or “anticipate.” These forward looking statements, implicitly or explicitly, include assumptions underlying the statements and other information with respect to the Company’s beliefs, plans, objectives, goals, expectations, estimates, intentions, financial condition, results of operations, future performance and business, including its expectation of, and estimates with respect to, revenues, expenses, earnings, return of and on equity, return on assets, asset quality and other financial data and performance ratios. Although the Company believes that the expectations reflected in its forward looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors, some of which are beyond the Company’s control. Important factors that would cause actual results to differ materially from expectations are disclosed under “Risk Factors” and elsewhere in the Company’s registration statement on Form S-4, which became effective on October 27, 2004.

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If one or more of the factors affecting forward looking information and statements proves incorrect, the Company’s actual results of operations, financial condition or prospects could differ materially from those expressed in, or implied by, the forward looking information and statements contained in this press release.

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